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Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our reports dated February 13, 2004, except for Note S as to which the date is March 31, 2004, accompanying the consolidated financial statements of PSB Bancorp, Inc. and subsidiaries appearing in the 2003 Annual Report of the Company to its shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 2003, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/S/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
April 26, 2004

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  Exhibit 23.2